As filed with the Securities and Exchange Commission on March 29, 2011
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
22nd CENTURY GROUP, INC.
(Exact name of registrant as specified in its charter)
Nevada	98-0468420
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
8201 Main Street, Suite 6
Williamsville, New York 14221
(716) 270-1523
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

22nd Century Group, Inc. 2010 Equity Incentive Plan
(Full title of the plans)

Joseph Pandolfino
Chief Executive Officer
22nd Century Group, Inc.
8201 Main Street, Suite 6
Williamsville, New York 14221
(716) 270-1523
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:
Robert J. Olivieri, Esq.
Hodgson Russ LLP
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, New York 14202-4040
(716) 856-4000

[ COVER PAGE CONTINUES ON FOLLOWING PAGE ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock ($.0001 par value)	4,250,000 shares	$1.06	$4,505,000	$522.58

(1)	This Registration Statement also covers an indeterminate number of shares of Common Stock which may be issuable under such plan as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h), based on the average of the bid and asked prices of the common stock as reported on the OTC Bulletin Board on March 24, 2011.

PART I
Information Required in the Section 10(a) Prospectus

        The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
Information Required in the Registration Statement

Item 3.     Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2010, filed with the Commission on December 1, 2010;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010, filed with the Commission on January 19, 2011;

(c)	The Registrant’s Schedule 14f-1, filed with the Commission on February 22, 2011;

(d)	The Registrant’s Current Report on Form 8-K/A dated March 22, 2011 and filed with the Commission on March 23, 2011;

(e)	The Registrant’s Current Report on Form 8-K dated March 9, 2011 and filed with the Commission on March 11, 2011;

(f)	The Registrant’s Current Report on Form 8-K dated January 31, 2011 and filed with the Commission on February 1, 2011;

(g)	The Registrant’s Current Report on Form 8-K dated January 25, 2011 and filed with the Commission on January 26, 2011; and

(h)
A description of the Registrant’s common stock contained in a registration statement on Form 8-A filed with the Commission on September 8, 2010, as subsequently updated by the documents referred to in (a), (c) and (f) above.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        Any statement contained herein or in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

        Not applicable.

Item 5.     Interests of Named Persons and Counsel.

        Certain legal matters with respect to the validity of the shares of Common stock offered pursuant to this Registration Statement are being passed upon for the Registrant by Hodgson Russ LLP, counsel to the Registrant.

Item 6.     Indemnification of Directors and Officers.

       We are a Nevada corporation and certain provisions of the Nevada Revised Statutes provide for indemnification of our officers and directors against liabilities which they may incur in such capacities. A summary of the circumstances in which indemnification is provided is discussed below, but this description is qualified in its entirety by reference to our Articles of Incorporation, bylaws and to the actual statutory provisions.

Section 78.7502(1) of the Nevada Revised Statutes authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, officer, employee or corporate agent in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

Section 78.7502(2) of the Nevada Revised Statutes also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the Nevada Revised Statutes requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the Nevada Revised Statutes limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors' and officers' expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled of an undertaking to indemnification.  Our amended and restated articles of incorporation allow for indemnification of directors and officers to the maximum extent permitted by the Nevada Revised Statutes.

 Section 78.751(3)(a) provides, subject to certain exceptions, that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under the articles of association, any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

Item 7.     Exemption from Registration Claimed.

        Not applicable.

Item 8.     Exhibits.

        The following exhibits are filed with this Registration Statement:

Exhibit No.	Exhibit

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2010)

4.2	Amended and Restated Bylaws of 22nd Century Group, Inc. as of March 15, 2011

4.3	22nd Century Group, Inc. Equity Incentive Plan

5.1	Opinion of Hodgson Russ LLP

23.1	Consent of Freed Maxick & Battaglia, CPAs, PC

23.2	Consent of Hodgson Russ LLP (Included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9.     Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                       (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Williamsville, State of New York, on March 28, 2011.

22nd CENTURY GROUP, INC.

By:	/s/ Joseph Pandolfino
Joseph Pandolfino
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Henry Sicignano, III and Joseph Pandolfino, or either of them, as his attorney in fact, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph Pandolfino Joseph Pandolfino	Chief Executive Officer and Director (Principal Executive Officer)	March 15, 2010
/s/ C. Anthony Rider C. Anthony Rider	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 15, 2010

/s/ Henry Sicignano, III Henry Sicignano, III	Director	March 15, 2010
/s/ Joseph A. Dunn Joseph Alexander Dunn, Ph.D.	Director	March 15, 2010
/s/ James W. Cornell James W. Cornell	Director	March 15, 2010
/s/ Steven Katz Steven Katz	Director	March 15, 2010

Exhibit index

Exhibit No.	Exhibit

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2010)

4.2	Amended and Restated Bylaws of 22nd Century Group, Inc. as of March 15, 2011

4.3	22nd Century Group, Inc. 2010 Equity Incentive Plan

5.1	Opinion of Hodgson Russ LLP

23.1	Consent of Freed Maxick & Battaglia, CPAs, PC

23.2	Consent of Hodgson Russ LLP (Included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)